Exhibit 10.1

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE (this “Amendment”) is dated as of August13 , 2020 (the “Effective Date”) and is hereby entered into by and between AG- JCM Wells Avenue Property Owner, LLC (“Landlord”), a Delaware limited liability company, with an address of c/o Jumbo Capital Management, LLC, 1900 Crown Colony Drive, 4th Floor,

Quincy, Massachusetts 02169, and Karyopharm Therapeutics Inc. (“Tenant”), a Delaware corporation, with an address of 85 Wells Avenue, 2nd Floor, Newton, Massachusetts 02459.

RECITALS

WHEREAS, Landlord, as successor-in-interest to NS Wells Acquisition LLC, and Tenant are parties to that certain Office Lease Agreement dated March 27, 2014 (the “Original Lease”), as amended by that First Amendment to Lease dated December 31, 2014 (the “First Amendment”), as amended by that Second Amendment to Lease dated October 22, 2015 (the “Second Amendment”), as amended by that Third Amendment to Lease dated February 28, 2018 (the “Third Amendment”), and as amended by that Fourth Amendment to Lease dated June 6, 2018 (the “Fourth Amendment”, and together with the Original Lease, the First Amendment, the Second Amendment and the Third Amendment, the “Lease”), pursuant to which Landlord leases to Tenant approximately 98,502 rentable square feet of office space being comprised of (i) 29,933 rentable square feet on the second (2nd) floor (the “Second Amendment Premises”), (ii) 8,468 rentable square feet located on the third (3rd) floor (the “Expansion Premises A”), (iii) 7,766 rentable square feet located on the third (3rd) floor (the “Expansion Premises B”), (iv) 15,976 rentable square feet located on the third (3rd) floor (the “New Expansion Premises”), and (v) 36,359 rentable square feet located on the second (2nd) floor (the “Fourth Amendment Expansion Premises”, and together with the Second Amendment Premises, the Expansion Premises A, the Expansion Premises B, and the New Expansion Premises, the “Premises”), located in the building located at 75-95 Wells Avenue, Newton, Massachusetts 02459 (the “Building”);

WHEREAS, Landlord is in the process of installing electric vehicle charging infrastructure in the location shown on Exhibit A attached hereto and incorporated herein by reference (the “Charging Stations Area”);

WHEREAS, Tenant has requested that Landlord permit Tenant to use two (2) spaces (“Tenant’s EV Spaces”) in the Charging Stations Area with dedicated electric vehicle charging stations for the two (2) spaces (“Charging Stations”) solely for the purposes of parking and charging Tenant’s vehicles and the vehicles of Tenant’s employees, officers, directors, contractors and invitees (“Sole Use”); and

WHEREAS, subject to Tenant’s timely payment to Landlord of the Tenant’s EV Spaces Fee (as hereinafter defined), Landlord hereby permits Tenant to use the Tenant’s EV Spaces pursuant to all terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree, as of the Effective Date, as follows:

1.	Incorporation of Recitals. The recitals set forth above are true and correct, incorporated herein and made a part of this Amendment as if set forth herein in full.

2.	Incorporation of Exhibits. The exhibits attached hereto are incorporated herein and made a part of this Amendment as if set forth herein in full.

3.

Capitalized Terms and Conflicts. All capitalized terms used in this Amendment that are not defined in this Amendment shall have the meanings ascribed to such terms in the Lease. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the definitions set forth in this Amendment shall supersede and control.

4.

Tenant’s EV Spaces. Commencing on the date on which the electric vehicle charging infrastructure is installed and fully operational for the Sole Use (the “EV License Commencement Date”) through the EV License Expiration Date (as hereinafter defined) (the “Tenant’s EV Spaces Term”), Landlord hereby grants Tenant the right and license to use the Tenant’s EV Spaces, but only for the Sole Use. Landlord and Tenant hereby agree that this Amendment is not intended to create a tenancy or leasehold interest and Tenant’s rights to use the Tenant’s EV Spaces on the terms and conditions set forth herein are merely a privilege and accommodation. Notwithstanding anything to the contrary contained in the Lease, Tenant’s use of the Tenant’s EV Spaces shall be included within, and shall not be separate and apart from, Tenant’s parking rights as set forth in Section 15 of the Fourth Amendment. For the purposes of clarity, Tenant’s use of the Tenant’s EV Spaces shall be included within and shall be considered to be part of the three hundred fifteen (315) parking spaces that Tenant may use as currently set forth in Section 15 of the Fourth Amendment. Except as otherwise expressly provided herein, all terms and conditions of the Lease regarding Tenant’s parking rights shall apply to the Tenant’s EV Spaces, including, without limitation, Section 28 of the Lease.

5.

EV License Expiration Date. The terms of this Amendment shall terminate and expire on the earlier of (i) September 30, 2025, (ii) the expiration or termination of the Lease, or (iii) Tenant’s default under this Amendment.

6.

Fees For Use. In consideration of Tenant’s use of the Tenant’s EV Spaces, Tenant shall pay to Landlord a fee equal to Four Hundred Fifty and 00/100 Dollars ($450.00) per month (the “Tenant’s EV Spaces Fee”), which amount shall be inclusive of all electricity charges and fees related to use of the Charging Stations with no additional electricity charges and fees. The Tenant’s EV Spaces Fee shall be due and payable by Tenant to Landlord on the first (1st) day of each calendar month included in the Tenant’s EV Spaces Term, and for any portion of the calendar month at the beginning or end of the Tenant’s EV Spaces Term, at the proportionate rate payable for such portion. In the event either of the Charging Stations is not operational for seven (7) consecutive days or Tenant otherwise is unable to use the Tenant’s EV Spaces for its Sole Use and such interruption was caused by (i) Landlord’s negligence or willful misconduct, , then Tenant, as its sole remedy, shall be entitled to a proportionate abatement of the Tenant’s EV Spaces Fee for the period commencing on the eighth (8th) consecutive day and ending on the date on which such condition is remedied; (ii) Tenant’s negligence or willful misconduct, then Tenant shall not be entitled to a proportionate abatement of the Tenant’s EV Spaces Fee and (iii) neither Landlord nor Tenant’s negligence or willful misconduct, then Tenant shall be entitled to one half of a proportionate abatement of the Tenant’s EV Spaces Fee for the period commencing on the eighth (8th) consecutive day and ending on the date on which such condition is remedied.

7.

Indemnification. To the fullest extent permitted by law, Tenant shall defend, indemnify, and hold harmless Landlord its trustees, officers, employees and agents from any claim, losses, suits, judgment, damages, costs and expenses arising out of any injury, death or property damage occurring in, on or about the Charging Stations Area or Landlord’s land arising as a result of the use of the Charging Stations Area and/or the Tenant’s EV Spaces or Charging Stations by Tenant, its agents or employees, or any guest, patron, invitee or other person using the Charging Stations Area and/or the Tenant’s EV Spaces or Charging Stations pursuant hereto except to the extent arising solely due to Landlord’s negligence or willful misconduct. Tenant shall promptly pay to Landlord, upon demand, an amount equal to any costs and expenses incurred by Landlord in repairing the Tenant’s EV Spaces, Charging Stations and/or Charging Stations Area, where such repair was made necessary by the acts or omissions or willful misconduct of Tenant, its agents or employees, or any guest, patron, invitee of Tenant or other person affiliated with Tenant using the Tenant’s EV Spaces, Charging Stations and/or Charging Stations Area pursuant hereto.

8.

Signs. Tenant may request that Landlord install signs (“Signs”) in the Charging Stations Area identifying Tenant’s right to use the Tenant’s EV Spaces, subject to Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Any such Signs consented to by Landlord shall be placed in the Charging Stations Area by Landlord, at Landlord’s sole cost and expense, shall be subject to any and all applicable municipal ordinances and laws, and shall be removed by Tenant at the expiration of the Tenant’s EV Spaces Term. Landlord shall use commercially reasonable efforts to prevent other tenants, occupants or invitees of the Building from using Tenant’s EV Spaces.

9.

Alterations and Additions. Tenant shall not be permitted to make any alterations or improvements to the Tenant’s EV Spaces, Charging Stations and/or Charging Stations Area without the prior written consent of Landlord.

10.

Repairs. Landlord shall maintain the Charging Stations in good working order and condition at Landlord’s sole cost and expense, except where such repair was made necessary by the acts or omissions or willful misconduct of Tenant, its agents or employees, or any guest, patron, invitee of Tenant or other person affiliated with Tenant using the Tenant’s EV Spaces, Charging Stations and/or Charging Stations Area pursuant hereto.

11.

Remedies. In the event of any breach by Tenant hereunder, if such breach is (i) the failure to pay amounts required to be paid hereunder, such failure shall constitute a “default” under this Amendment if Tenant fails to cure such nonpayment within five (5) days following notice from the Landlord, or (ii) if such breach is nonmonetary in nature, such breach shall constitute a “default” under this Amendment if Tenant fails to cure such breach within thirty (30) days following notice from Landlord. In the event of such an uncured default, Landlord may at any time thereafter, in its sole and unfettered discretion, notwithstanding any and all other rights, remedies and recourses afforded Landlord, at any time, hereunder or at law or in equity, terminate Tenant’s right to use the Tenant’s EV Spaces by any lawful means, in which case this Amendment shall terminate and Tenant shall immediately cease Tenant’s use of the Tenant’s EV Spaces. Any and all past due amounts to be paid by Tenant to Landlord pursuant to the terms and conditions of this Amendment shall accrue interest at the rate set forth in Section 4 of the Lease, and shall be subject to any and all administration charges and fees in connection therewith.

12.

Assignment. Except with respect to a transferee pursuant to a Permitted Transfer as defined in Section 11.04 of the Lease or to a transferee pursuant to a Transfer approved by Landlord under Section 11.01 of the Lease, Tenant may not assign or sublease any of the Tenant’s EV Spaces, by operation of law or otherwise, nor permit the use of the Tenant’s EV Spaces, Charging Stations or Charging Stations Area by anyone other than Tenant, or its authorized agents or employees. Tenant shall not offer the Tenant’s EV Spaces for “use” or “license” to any other entity, the general public, or any other persons. Any such assignment, sublease or permit shall, at Landlord’s option, be null, void and of no effect, or shall constitute a default under this Amendment.

13.

Insurance. In addition to any such insurance required to be maintained by Tenant under the terms and conditions of the Lease, Tenant, at its sole cost and expense, shall obtain and maintain in full force and effect insurance in the amounts and coverages as specified below:

a.

Automobile Liability Insurance. Automobile liability insurance policy with a minimum of not less than $1,000,000 per accident. Coverage shall be applicable to all owned, hired, non-owned vehicles placed, parked or used by and under the control of Tenant or its employees, agents, affiliates and officers. This coverage shall be provided on an occurrence based form, and Landlord, shall be named as additional insureds.

The minimum limits of insurance coverage required of Tenant with respect to this Amendment shall in no event limit the liability of Tenant with respect to this Amendment. Tenant shall deliver to Landlord evidence of the coverage required hereunder on or before the EV License Commencement Date, and delivery of such evidence shall be a prerequisite to and condition of Tenant’s right to use the Tenant’s EV Spaces and Charging Stations. All insurance required above shall otherwise comply with and be subject to all terms and conditions of the Lease. Tenant’s compliance with the provisions of this Section shall in no way relieve or decrease Tenant’s indemnification obligations under this Amendment or the Lease, or any of Tenant’s other obligations hereunder or under the Lease.

14.

Brokers. Landlord and Tenant represent and warrant to the other that they have not made any agreement or taken any action which may cause any other party to become entitled to a commission as a result of the transactions contemplated by this Amendment. Furthermore, each party will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any other such third person by reason of such party’s breach of their representation or warranty contained in this Section.

15.

Hazardous Materials. Tenant will not keep or have on the Charging Stations Area any article or thing of a dangerous, flammable, or explosive character that might unreasonably increase the danger of fire at the Charging Stations Area or Landlord’s land or that might be considered hazardous by any reputable insurance company.

16.

Tenant’s Representations. Tenant hereby represents and warrants, to the best of Tenant’s knowledge, to Landlord that as of the Effective Date: (a) all of Tenant’s estate, right, title and interest in and to the Lease is free and clear of assignments, sublettings, liens and encumbrances; (b) the Lease is in full force and effect; (c) Tenant is presently in possession of the Premises and is paying Base Rent, operating expenses and any other charges or sums due under the Lease with respect to the Premises; (d) the Lease has not been modified, supplemented or amended in any way, except as may be set forth in this Amendment; (e) Tenant is not aware of any actionable defenses, claims or set-offs under the Lease against rents or charges due or to become due thereunder; and (f) that this Amendment has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof.

17.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the principles thereof relating to conflicts of law.

18.	Ratification of Lease. Except as amended and modified by this Amendment, all the terms, provisions, agreements, covenants and conditions of the Lease are hereby affirmed and ratified

19.

Authority. Each of Landlord and Tenant represents to the other that the representing party has the power and authority to execute, deliver and perform, and by all necessary action has authorized the execution, delivery and performance of, all of its obligations under this Amendment.

20.

Execution/Entire Agreement. This Amendment, together with the Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by written instrument signed by all parties. This Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

21.

Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Each party hereto may rely upon an “e-signature” such as DocuSign, or a pdf of a counterpart of this Amendment or detailed signature page therefrom that has been executed by any other party hereto, as if the same were the executed original thereof, and the other party shall be bound thereby.

[Signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed as of the date set forth above.

LANDLORD:

AG-JCM WELLS AVENUE PROPERTY OWNER, LLC

a Delaware limited liability company

By:/s/Jay Hirsh

Name: Jay O. Hirsh

Title: Authorized Signatory

TENANT:

KARYOPHARM THERAPEUTICS INC.

a Delaware corporation

By: /s/Christopher B. Primiano

Name:Christopher B. Primiano

Title:EVP, Chief Business Officer